EXHIBIT 16.1

L.L. BRADFORD & COMPANY, LLC

Las Vegas, Nevada

January 21, 2015

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of All-American Sport Park, Inc. (the “Company”) Form 8-K dated January 21, 2015, and are in agreement with the statements relating only to L.L. Bradford & Company, LLC contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

L.L. BRADFORD & COMPANY, llc